Exhibit 99.1

F.N.B. Corporation Names Two New Directors
Ellsworth and Stanik Join Experienced Corporate Board

Hermitage, PA – December 19, 2012 – F.N.B. Corporation (NYSE: FNB) today announced the appointment of Laura E. Ellsworth and John S. Stanik as the newest members of its Board of Directors. Ellsworth and Stanik, elected at the December 19 board meeting, will begin their service as Directors, effective at the January 2013 board meeting.

Laura Ellsworth is Partner-in-Charge for the Pittsburgh office of international law firm Jones Day, where she practices across a wide range of complex litigation matters, including toxic torts, commercial disputes, product liability, insurance, intellectual property, employment and ERISA.

John Stanik is former Chairman, President and Chief Executive Officer of Calgon Carbon Corporation, a publicly-held international company which provides purification products and services.

“Laura and John both bring unique expertise and experience to F.N.B. Corporation’s Board of Directors,” comments Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation. “Laura has extensive experience in a variety of corporate matters, including corporate compliance, and John has demonstrated tremendous success in driving revenue and operating income as a corporate executive of a public company. Both are also very dedicated community leaders.”

Regarding the addition of Stanik and Ellsworth to the corporate Board of Directors, Delie states, “Proactive succession planning is part of F.N.B.’s culture. Considering the long-term needs of the board is a wise step in continuing our successful history of sound governance.”

Laura Ellsworth earned a Doctorate of Jurisprudence from the University of Pittsburgh’s School of Law, in addition to a Bachelor of Arts Degree from Princeton University. She has been recognized as one of The Best Lawyers in America for her contributions to commercial litigation, as a leader in her field by Chambers, USA , and as one of the top female litigators in Pennsylvania by Pennsylvania Law Weekly. In addition to authoring numerous legal publications, Ellsworth provides leadership as Vice-Chair of the Allegheny Conference on Economic Development, Chair of the Pennsylvania Economy League and as a Governor-appointed member of the Pennsylvania Council on the Arts, the Council on Privatization and Innovation, and the PA System of Higher Education. Her current board service also includes the Magee Research Foundation, Imani Christian Academy, the University of Pittsburgh Board of Visitors, United Way Women’s Leadership Council, The McCune Foundation, Three Rivers Workforce Development Board & Youth Policy Council, The Duquesne Club and the Juvenile Law Center.

John Stanik earned a Bachelor of Science in Chemical Engineering from Carnegie Mellon University. He joined Calgon Carbon in 1991 as director, engineered systems. During his tenure, he managed worldwide manufacturing and technology, including research and development activities, as well as operations for eight facilities in the Americas and Asia. In 2003, he was elected President and Chief Executive Officer of Calgon Carbon and as a member of the Board of Directors; in 2007, he was elected as Chairman of the Board. Previously, he spent 16 years in engineering and construction, primarily in heavy metals and chemicals with Davey
McKee, PPG Industries and Dravo/Still. In 2012, Stanik was honored as Ernst & Young’s Entrepreneur of the Year. Currently, he is Chair of the Greater Pittsburgh Heart Walk 2012, and his board service includes the Duquesne Club, where he also serves as Treasurer, the United Way of Allegheny and J.M. Huber Corporate, where he serves as a Director for Huber Engineered Materials. Additionally, he is actively involved in the Pittsburgh Chamber of Commerce and the Allegheny Regional Conference.

About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $12.0 billion. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact
Cynthia Christopher, christoc@fnb-corp.com
724-983-3429
724-815-3926 (cell)

Media Contact
Jennifer Reel, reel@fnb-corp.com
724-983-4856
724-699-6389 (cell)